UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2021

TechTarget, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street Newton, MA	02466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TTGT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Note Offering

On December 13, 2021, TechTarget, Inc., a Delaware corporation (“TechTarget”), completed its previously announced offering of $360 million aggregate principal amount of its 0.00% Convertible Senior Notes due 2026 (the “Notes”). The Notes were sold in a private placement under a purchase agreement, dated as of December 8, 2021 (the “Purchase Agreement”), entered into by and among TechTarget and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

TechTarget also granted the Initial Purchasers a 13-day option to purchase an additional $54 million aggregate principal amount of Notes on the same terms and conditions.

TechTarget received net proceeds from the offering of approximately $350.6 million after payment of Initial Purchasers’ discounts and estimated offering expenses payable by TechTarget. If the Initial Purchasers exercise their option to purchase the additional notes in full, the net proceeds to TechTarget would be $403.3 million.

TechTarget will use approximately $147.1 million of the net proceeds from the offering to fund the cash consideration payable for the repurchases or exchanges of TechTarget’s 0.125% Convertible Senior Notes due 2025 (the “Existing Notes”) in the Concurrent Existing Notes Transactions (as defined in Item 3.02 below). TechTarget intends to use the remaining net proceeds from the offering for general corporate purposes, which may include, without limitation and in TechTarget’s sole discretion, working capital, capital expenditures, investments in or loans to TechTarget’s subsidiaries, repayment or further repurchases of outstanding indebtedness, common stock repurchases, funding potential future acquisitions and investments and satisfaction of other obligations.

Indenture and the Notes

On December 13, 2021, TechTarget entered into an indenture (the “Indenture”) with respect to the Notes with U.S. Bank National Association, as trustee (the “Trustee”). Under the Indenture, the Notes will be senior unsecured obligations of TechTarget. The Notes will not bear regular interest, and the principal amount of the Notes will not accrete. Special interest may accrue on the Notes in specified circumstances set forth in the Indenture. The Notes will mature on December 15, 2026, unless earlier redeemed, repurchased or converted in accordance with their terms prior to such date.

The Notes are convertible into shares of TechTarget’s common stock at an initial conversion rate of 7.6043 shares per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $131.50 per share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a premium of approximately 37.5% to the $95.64 per share closing price of TechTarget’s common stock on December 8, 2021. Upon conversion of the Notes, holders will receive cash or shares of TechTarget’s common stock or a combination thereof, at TechTarget’s election.

Prior to September 15, 2026, the Notes will be convertible only upon the occurrence of certain events, and will be convertible thereafter at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes.

The conversion rate is subject to customary anti-dilution adjustments. If certain corporate events described in the Indenture occur prior to the maturity date, or TechTarget delivers a notice of redemption (as described below), the conversion rate will be increased for a holder who elects to convert its Notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances.

Prior to December 20, 2024, TechTarget may not redeem the Notes. On or after December 20, 2024 and prior to September 15, 2026, TechTarget may redeem for cash all or a portion of the Notes if the last reported sale price of TechTarget’s common stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which TechTarget provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which TechTarget provides notice of redemption. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the Notes.

If TechTarget undergoes a “fundamental change,” as defined in the Indenture, subject to certain conditions, holders may require TechTarget to purchase for cash all or any portion of their Notes. The fundamental change purchase price will be 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change purchase date.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare 100% of the principal of, and accrued and unpaid special interest, if any, on, all the Notes to be due and payable. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving TechTarget or any of its significant subsidiaries.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The Notes were sold to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to “qualified institutional buyers” pursuant to Rule 144A of the Securities Act. TechTarget relied on this exemption from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement. TechTarget does not intend to file a shelf registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. Assuming the Initial Purchasers fully exercise their option to purchase additional Notes, initially, a maximum of 3,148,180 shares of TechTarget’s common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 7.6043 shares of common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions. Additional information pertaining to the Notes and the shares of common stock issuable upon conversion of the Notes is contained in Item 1.01 of this report and is incorporated herein by reference.

On December 8, 2021, TechTarget entered into separate and individually negotiated exchange agreements (the “Exchange Agreements”) with certain holders of its Existing Notes pursuant to which TechTarget agreed to repurchase or exchange, as the case may be, approximately $149,869,000 aggregate principal amount of the Existing Notes for aggregate consideration consisting of approximately $147,148,406 in cash, which includes accrued interest, and an aggregate of 811,189 shares of its common stock (the “Exchange Shares” and such transactions, the “Concurrent Existing Notes Transactions”). The Exchange Shares are being issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. TechTarget is relying on this exemption from registration based in part on representations made by each of the holders of the Existing Notes in the Exchange Agreements. The Exchange Shares will not be registered under the Securities Act or the securities laws of any state or other jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

4.1	Indenture (including form of Notes) with respect to TechTarget’s 0.00% Convertible Senior Notes due 2026, dated as of December 13, 2021, between TechTarget and U.S. Bank National Association, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHTARGET, INC.

Date: December 14, 2021	By:	/s/ Daniel Noreck
	Name:	Daniel Noreck
	Title:	Chief Financial Officer and Treasurer